Fifth Third Bank

ANNUAL OFFICER'S CERTIFICATE
FIFTH THIRD BANK (OHIO)

FIFTH THIRD HOME EQUITY LOAN TRUST 2003-1

The undersigned, a duly authorized representative of Fifth Third Bank (Ohio ("FTB"), pursuant to the Sale and Servicing Agreement dated as of September 1, 2003 (the "Agreement"), among Fifth Third Home Equity Loan Trust 2003-1, a Delaware business trust (the "Trust"), Fifth Third Funding, LLC, a Delaware limited liability company, as mortgage loan transferor (in such capacity, the "Mortgage Loan Transferor"), Fifth Third Bank, an Ohio banking corporation, as servicer (in such capacity, the "Servicer"), Lehman ABS Corporation, a Delaware corporation, as depositor (in such capacity, the "Depositor"), each Of Fifth Third Bank, an Ohio banking corporation, Fifth Third Bank, a Michigan banking corporation, Fifth Third Bank, Indiana, and Indiana banking corporation, Fifth Third Bank, Kentucky, Inc., a Kentucky banking corporation, and Fifth Third Bank, Northern Kentucky, Inc., a Kentucky banking corporation (each in such capacity, a "Seller") and Citibank, N.A., a national banking association, as Indenture Trustee on behalf of the Class A Noteholders (in such capacity, the "Indenture Trustee"), does hereby certify that:

1. FTB is, as of the date hereof, the Servicer under the Agreement. Capitalized terms used in this Certificate have their respective meanings as set forth in the Agreement.
2. The undersigned is a Servicing Officer who is duly authorized pursuant to the Agreement to execute and deliver this Certificate to the Indenture Trustee.
3. A review of the activities of the Servicer during the twelve months
[such shorter period in the year after the Closing Date] ended March 1, 2004, and of its performance under the Agreement, was conducted under my supervision.
4. Based on such review, the Servicer has, to the best of my knowledge, performed in all material respects its obligations under the Agreement throughout the twelve months [such shorter period in the year after the Closing Date] ended March 1, 2004, and no default in the performance of such obligations has occurred or is continuing except as set forth in paragraph 5 below.
Fifth Third Bank
5. The following is a description of each default in the performance of the Servicer's obligations under the provisions of the Agreement known to me to Have been made by the Servicer during the twelve months [ such shorter period in the year after the ClosingDate] ended March 1, 2004, which sets forth in detail (i) the nature of each such default, (ii) the action taken by the Servicer, if any, to remedy each such default and (iii) the current status of each such default.
NONE

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 2nd day of March, 2004.

FIFTH THIRD BANK (OHIO)
as Servicer,

By:/s/ James B. Sapitro
James B. Sapitro
Vice President